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                                                                    EXHIBIT 99.3




                              PLATO LEARNING, INC.

                                LOCK-UP AGREEMENT

                                September 9, 2003



   PLATO Learning, Inc. (the "Company")
   10801 Nesbitt Avenue South
   Bloomington, Minnesota 55437

   Ladies and Gentlemen:

                    Pursuant to that certain Agreement and Plan of Merger dated as of the date hereof ("Merger Agreement"), by and among Lightspan, Inc., a Delaware corporation ("Lightspan"), the Company, and LSPN Merger Corp., a Delaware corporation, shares of the Company's common stock, par value $.01 per share (subject to adjustment for stock splits, combinations and similar events, "Shares") shall be exchanged for common stock of Lightspan. In connection with the performance of the Company's obligations under such Merger Agreement, it is a condition precedent to its performance that the undersigned execute and deliver this letter.

                    In consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned hereby agrees and represents to you that for a 180-day period commencing on the Closing Date (as such term is defined in the Merger Agreement), the undersigned will not, without prior written consent of the Company, offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to the Shares or any securities convertible or exchangeable for any Shares.

                    The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a disposition of Shares, even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions include, without limitation, any short sale (including short sales "against the box") or any purchase,


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   sale or grant of any right (including, without limitation, any put or call option) with respect to any Shares or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Shares.

                    Any Shares received upon exercise of options granted to the undersigned will also be subject to this Agreement. Any Shares acquired by the undersigned in the open market will not be subject to this Agreement. A transfer of Shares to a family member or trust may be made, provided the transferee agrees to be bound in writing by the terms of this Agreement prior to such transfer.

                    The undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent against the transfer of the Shares issued or issuable to the undersigned.

                    The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-up Agreement. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and permitted assigns of the undersigned.

                    Executed as of the date first above written.

                                     Very truly yours,


                                     By:  _______________________________
                                              John T. Kernan